Exhibit 10.4.2

OPUSA CONTRACT REFERENCE: OPUS.ZP.70634 - Amendment 1

This Amendment (“Amendment No. 1”) to the Zinc Offtake Agreement, is effective as of July 14, 2022, between:

OCEAN PARTNERS USA, INC.

43 Danbury Road

Wilton, CT, USA, 06897

(hereinafter called “Buyer”)

and

OPERACIONES SAN JOSE DE PLATA, S. DE R.L. DE C.V.

Av. Valle Escondido #5500 Int. 404

Complejo Industrial “El Saucito”

Chihuahua 31125, Chihuahua.

(hereinafter called “Seller”)

WHEREAS, the parties entered into a Zinc Offtake Agreement on July 15, 2019 (the “Agreement”);

WHEREAS, the Parties agreed to the purchase and sale of                wmt of zinc concentrate under the Agreement;

WHEREAS, the Agreement had a term ending on June 30, 2022 (“Term”)

WHEREAS, during the Term, the Parties respectively only bought and sold                wmt of the agreed amount leaving a shortfall of                wmt. (“Shortfall”)

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.INTERPRETATION. Any capitalized terms not otherwise defined herein shall have the meaning set forth for such term in the Agreement.

2.AMENDMENT

The Parties agree to amend the following Sections of the Agreement in its entirety to read as follows:

“4. DURATION / NEGOTIATION

(a)

This Agreement shall be effective from the date hereof and shall remain in full force and effect until the Shortfall is respectively sold and purchased by the Parties in accordance with this Agreement, which is expected to occur by March 30, 2023.

(b)

Commercial terms, as provided in Clauses 9, 10, 11 and 12, shall be annually negotiated in good faith and agreed between Dowa and Seller (with copy to Buyer) taking into consideration the prevailing world markets, including 1) Bench Mark Terms as published by the Metal Bulletin of London and 2) the prevailing international terms and conditions governing delivery of zinc Concentrate to Japan, for zinc concentrates, for the period in which Concentrate shipments are scheduled, or such other time as may be agreed; provided, however, for 2019 commercial terms are set forth in Appendix A attached hereto, and provided that the intent of this paragraph (c) is to apply solely to renegotiation of commercial terms, and not legal terms under this Agreement, and neither party shall be liable to the other if they are unable to agree on any revisions to the commercial terms currently in effect.

(c)

Notwithstanding the foregoing, Dowa and/or Seller (with copy to Buyer) may request additional commercial terms beyond those in Clauses 9, 10, 11 and 12 for negotiation, if such new additional commercial terms are justified as competitive International and/or Japanese market conditions for zinc concentrate with volumes, specifications and other terms and conditions similar to those in this Agreement. The Buyer and Seller must negotiate and agree such additional commercial terms.

7. TITLE AND RISK

Title deed to, and risk to the Concentrates shall pass from Seller to Buyer upon Seller’s delivery in the warehouse set forth in Section 5 (“Shipment”) of this Agreement. Delivery shall be final when the Concentrates are unloaded in the above references warehouse.

3.-NO OTHER CHANGE. Except for the changes contemplated in this Amendment No. 1, the terms of the Agreement remain in full force and effect.

4.-ARBITRATION.

Any disputes, controversy or claim arising out of, or in connection with this Agreement or the breach, termination or validity thereof, which cannot be amicably resolved by the parties within 60 calendar days after receipt by one party of written notice from the other party, such a controversy or claim shall be settled by final and binding arbitration conducted in the English language in New York in accordance with the Rules of Concentration and Arbitration of the International Chamber of Commerce by three arbitrators appointed one by Seller, one by Buyer and the third by the first two arbitrators.

If either or both Seller or Buyer fails to appoint an arbitrator within 60 calendar days after receiving notice of the commencement or arbitration proceedings, or if the two arbitrators within 14 calendar days after they have been chosen failed to appoint the third arbitrator, the International Court of Arbitration of the International Chamber of Commerce shall, upon request of either or both of Buyer and Seller, appoint the arbitrator or arbitrators required to complete the arbitral tribunal.

The parties agree that the Arbitration Award of the arbitral tribunal shall be:

(i)     conclusive, final and binding upon the parties; and

(ii)    the sole and exclusive remedy between the parties regarding any and all claims and counterclaims presented to the arbitral tribunal.

All notices to be given in connection with the arbitration shall be as provided in Clause 23 of this Agreement.

The Arbitration Award shall be made and shall be payable in US$ only. The Arbitration Award shall also include the fixing of the expense of the arbitration and the assessment of the same, as is appropriate in the parties hereto. Each party shall otherwise bear its cost of its respective legal fees, witnesses, depositions and other out-of-pocket expenses incurred in the course of arbitration.

In the event either party to this Agreement commences legal proceedings to enforce the Arbitration Award, the expense of such litigation (including reasonable attorney’s fees and costs of court) shall be borne by the party not prevailing therein.

IN WITNESS WHEREOF the parties have executed this Amendment as of the day and year first above written.

OPERACIONES SAN JOSE DE PLATA S. DE R.L. DE C.V.	MK METAL TRADING S.A.DE CV.

by:	by: /s/ Authorized Signatory
/s/ Authorized Signatory

FRANCISCO ESPINOSA - TRADER
/s/ Francisco Espinosa - Trader